                                                                    EXHIBIT 99.2

                               THE MAINSTAY FUNDS

                         MAINSTAY STRATEGIC INCOME FUND


                         INVESTMENT ADVISORY AGREEMENT



          Agreement, made as of the ___ day of ____________, 1997 between THE MAINSTAY FUNDS, a Massachusetts business trust (the "Trust"), on behalf of MAINSTAY STRATEGIC INCOME FUND (the "Fund"), a separate series of the Trust, and MacKay-Shields Financial Corporation, a Delaware corporation (the "Adviser").


                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the shares of beneficial interest of the Trust (the "Shares") are divided into separate series, each of which is established pursuant to a written instrument executed by the Trustees of the Trust, and the Trustees may from time to time terminate such series or establish and terminate additional series; and

          WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

          NOW, THEREFORE, the parties agree as follows:

          1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

          2. Subject to the supervision of the Trustees of the Trust, the Adviser shall manage the investment operations of the Fund and the composition of the portfolio of the Fund, including the purchase, retention and disposition thereof, in accordance with the investment objectives, policies and restrictions of the Fund, as stated in the Prospectus (as hereinafter defined) and subject to the following understandings:

          (a) The Adviser shall provide supervision of the Fund's investments and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the Fund's assets will be invested or held uninvested as cash.

          (b) The Adviser shall use its best judgment in the performance of its duties under this Agreement.

          (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, By-Laws and Prospectus (each as hereinafter defined) of the Trust and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

          (d) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus (each as hereinafter defined) or as the Trustees may direct from time to time. It is recognized that, in providing the Fund with investment supervision or the placing of orders for portfolio transactions, the Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser may be a party. It is understood that neither the Fund, the Trust nor the Adviser has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Adviser in connection with its services to other clients.

          On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (e) The Adviser shall maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Trustees such periodic and special reports as the Trustees may reasonably request.

          (f) The Adviser shall provide the Trust's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

          (g) The investment management services provided by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

          3. The Trust has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

          (a) Declaration of Trust of the Trust, filed with the Secretary of the Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the "Declaration of Trust");

          (b) By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

          (c) Certified Resolutions of the Trustees of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement;

          (d) Written Instrument to Establish and Designate Separate Series of Shares;

          (e) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Fund and the Fund's Shares and all amendments thereto;

          (f) Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

          (g) Prospectus and Statement of Additional Information of the Fund (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus").

          4. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such directors, officers, or employees.

          5. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2 hereof. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Commission under the 1940 Act any such records as are required to be maintained by the Adviser pursuant to paragraph 2 hereof.

          6. During the term of this Agreement the Adviser will pay (i) the salaries and expenses of all of its personnel, and (ii) all expenses incurred by it in managing the investment operations of the Fund, other than those assumed by the Administrator of the Trust pursuant to the Administration Agreement between the Trust and such Administrator with respect to the Fund.

          7. For the services provided and the expenses assumed pursuant to this Agreement, the Trust will pay to the Adviser as full compensation therefor a fee at an annual rate of 0.30% of the average daily net assets of the Fund.

          This fee will be computed daily and will be paid to the Adviser monthly. This fee will be chargeable only to the Fund, and no other series of the Trust shall be liable for the fee due and payable hereunder. The Fund shall not be liable for any expense of any other series of the Trust.

          8. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          9. This Agreement shall continue in effect with respect to the Fund for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually with respect to the Fund in conformity with the requirements of the 1940 Act and the Rules thereunder; provided, however, that this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

          10. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers, or employees who may also be a Trustee, officer, or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Adviser's right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

          11. Except as otherwise provided herein or authorized by the Trustees of the Trust from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

          12. During the term of this Agreement, the Trust agrees to furnish the Adviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or to the public, which refer to the Adviser in any way, prior to use thereof and not to use such material if the Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Adviser copies of any of the above-mentioned materials which refer in any way to the Adviser. The Trust shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Fund as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

          13. This Agreement may be amended by mutual consent, but the consent of the Fund, if required, must be obtained in conformity with the requirements of the 1940 Act and the Rules thereunder.

          14. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at 9 West 57th Street, New York, NY 10019; or (2) to the Trust at 51 Madison Avenue, New York, NY 10010.

          15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          16. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Trust shall be personally liable hereunder. The name "The MainStay Funds" is the designation of the Trust for the time being under a Declaration of Trust dated January 9, 1986, as amended, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. The Trust was formerly designated the "MacKay-Shields MainStay Series Fund." No series of the Trust shall be liable for any claims against any other series of the Trust.

          17. The Fund may use any name including the word "MainStay" only for so long as this Agreement or any other Investment Advisory Agreement between the Adviser or any other affiliate of New York Life Insurance Company and the Trust or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Adviser's business as investment adviser. At such time as such an agreement shall no longer be in effect, the Fund will (to the extent that if lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Adviser or any organization which shall have so succeeded to its business.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                 MAINSTAY STRATEGIC INCOME FUND



                                 By:  THE MAINSTAY FUNDS


                         By:  ___________________________________
                              Title:


                         MACKAY-SHIELDS FINANCIAL CORPORATION


                         By:  ___________________________________
                              Title: